SUB-ITEM 77C: Submission of Matters to a Vote of Security
holders
A.	A special meeting of the shareholders of the Credit
Suisse Institutional Money Market Fund, Inc. (the "Fund")
was held on April 11, 2003 to vote on the following
matters:
To Elect Eight (8) Directors to the Board of Directors of
the Fund:
Name of Director	For			Withheld
Richard H. Francis	835,354,318 shares		--
Jack W. Fritz		835,354,318 shares		--
Joseph D. Gallagher	835,354,318 shares		--
Jeffrey E. Garten	835,354,318 shares		--
Peter F. Krogh 		835,354,318 shares		--
James S. Pasman, Jr.	835,354,318 shares		--
Steven N. Rappaport	835,354,318 shares		--
William W. Priest 	835,354,318 shares		--
To Amend the Charter Document to Allow Involuntary Redemptions:
For	832,506,495 shares
Against	0 shares
Abstain	0 shares
B.	A special meeting of shareholders of the Government
Portfolio of the Fund was held on April 11, 2003 to vote on
the following matters:
To Modify the Fundamental Investment Restriction on Lending:
For	111,816,723 shares
Against	0 shares
Abstain	0 shares
To Change the Portfolio's Investment Objective from Fundamental to Non-Fundamental:
For	111,816,723 shares
Against	0 shares
Abstain	0 shares
C.	A special meeting of shareholders of the Prime Portfolio
of the Fund was held on April 11, 2003 to vote on the following matters:
To Modify the Fundamental Investment Restriction on Lending:
For	770,689,772 shares
Against	0 shares
Abstain	 0 shares
To Change the Portfolio's Investment Objective from Fundamental to Non-Fundamental:
For	720,689,772 shares
Against	0 shares
Abstain	0 shares